EXHIBIT 15

To the Board of Directors of

The Allstate Corporation
2775 Sanders Road
Northbrook, IL 60062-6127

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of The Allstate Corporation and subsidiaries for the three-month periods ended March 31, 2007 and 2006, and have issued our report dated May 1, 2007.  As indicated in that report, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in your quarterly report on Form 10-Q for the quarter ended March 31, 2007, is incorporated by reference in this Registration Statement.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP
Deloitte & Touche LLP

Chicago, Illinois
July 17, 2007